EXHIBIT 99.2

                    BION ENVIRONMENTAL TECHNOLOGIES, INC.

      Bion Announces Approval of New Australian Patent for Low Oxygen Organic Waste Bioconversion for Livestock Waste Environmental Treatment

September 25, 2008. New York, New York. Bion Environmental Technologies, Inc. (OTC BB: BNET) announced that notification was received today that its patent application entitled, "Low Oxygen Organic Waste Bioconversion System" has been granted by the Commonwealth of Australia Patent Office and given a Standard Patent number of 2002227224. The official filing date is approved as November 8, 2001 and the patent will be in force until an expiration date of November 8, 2021.

This patent now fully protects the core Bion process as applied in all Bion Environmental Management System configurations in this important livestock and dairy production country. Bion's international intellectual property protection currently includes issued patents in the key markets of Canada, Mexico, New Zealand and now Australia. In addition Bion has patents pending in the entire European Union, Brazil, and Argentina.
                  __________________________________________

About Bion: Bion has provided solutions to the agriculture and livestock industry since 1990, with 30 first-generation systems installed through 2003. Bion's next-generation technology results from 18 years of research & development, testing, commercial deployment, and further adaptation to evolving standards and opportunities. In addition to providing proven comprehensive environmental treatment, the system recovers cellulosic biomass from the waste stream to produce renewable energy in a process different and much more efficient than others that seek to exploit this energy source. The technology is scalable, proven and quickly gaining acceptance by regulatory agencies and other stakeholders as an effective solution to the environmental issues associated with concentrated livestock waste. For more information, see Bion's website: www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the word 'potential', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Mark A. Smith                         Craig Scott
President                             Vice President-Capital Markets/IR
719-256-5329                          303-843-6191 direct
mas@biontech.com                      cscott@biontech.